Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Golden River Resources Corporation (formerly Bay Resources Ltd)


         We hereby consent to the inclusion in this Amendment No 2 to the Registration Statement on Form SB-2 for Golden River Resources Corporation (formerly Bay Resources Ltd) of our report dated September 11, 2006, relating to the consolidated financial statements of Golden River Resources Corporation (formerly Bay Resources Ltd) as of June 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2006 and 2005 and for the cumulative period from July 1, 2002 (inception of exploration stage) through June 30, 2006, which appears in such Registration Statement. We also consent to the reference to our firm under the caption "Experts".




/s/ PKF
Certified Public Accountants
A Professional Corporation
New York, NY
October 3, 2006